                                            Filed Pursuant to Rule No. 424(B)(5)
                                                      Registration No. 033-64249

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 21, 1996

                                 $500,000,000
                     NAVISTAR FINANCIAL 1997-B OWNER TRUST

               $107,000,000 CLASS A-1 5.722% ASSET BACKED NOTES
                $94,000,000 CLASS A-2 5.956% ASSET BACKED NOTES
               $132,000,000 CLASS A-3 6.200% ASSET BACKED NOTES
               $149,500,000 CLASS A-4 6.300% ASSET BACKED NOTES
                 $17,500,000 CLASS B 6.300% ASSET BACKED NOTES

               NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION
                                    SELLER
                        NAVISTAR FINANCIAL CORPORATION
                                   SERVICER

                                ---------------

The Navistar  Financial 1997-B Owner Trust (the "Trust" or the  "Issuer") will be formed pursuant to a Trust Agreement,  to be dated as of November 5, 1997
  (the  "Closing  Date"),  between  the  Seller  and  Chase  Manhattan  Bank
   Delaware, as Owner Trustee, and will  issue five classes of Asset Backed
    Notes (collectively,
                                                  (continued on following page)

PROCEEDS  OF THE ASSETS  OF THE TRUST  AND AMOUNTS ON  DEPOSIT IN THE  RESERVE
 ACCOUNT,  THE NEGATIVE  CARRY ACCOUNT  AND THE PRE-FUNDING  ACCOUNT ARE  THE
  SOLE SOURCES  OF PAYMENTS ON  THE NOTES. NONE  OF THE NOTES  REPRESENTS AN
   INTEREST IN OR  OBLIGATION OF, OR IS INSURED  OR GUARANTEED BY, NAVISTAR
    FINANCIAL   CORPORATION,   NAVISTAR   FINANCIAL   RETAIL   RECEIVABLES
     CORPORATION OR ANY OF THEIR RESPECTIVE AFFILIATES.

                                ---------------

 THESE  NOTES HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY THE SECURITIES  AND
   EXCHANGE  COMMISSION OR  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE   SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY   OF  THIS
        PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO
          THE CONTRARY IS A CRIMINAL OFFENSE.

                              Aggregate
                              Principal    Interest  Final Scheduled       Price      Underwriting    Proceeds to
                               Amount        Rate   Distribution Date    to Public      Discount       Seller(1)
                           --------------- -------- ----------------- --------------- ------------- ---------------
  Class A-1 Notes......... $107,000,000.00  5.722%  November 16, 1998     100.000000%        0.120%      99.880000%
  Class A-2 Notes......... $ 94,000,000.00  5.956%  January 18, 2000      100.000000%        0.200%      99.800000%
  Class A-3 Notes......... $132,000,000.00  6.200%   March 15, 2001        99.968750%        0.225%      99.743750%
  Class A-4 Notes......... $149,500,000.00  6.300%   August 16, 2004       99.953125%        0.250%      99.703125%
  Class B Notes........... $ 17,500,000.00  6.300%   August 16, 2004       99.875000%        0.500%      99.375000%
  Total................... $500,000,000.00                            $499,866,796.88 $1,074,650.00 $498,792,146.88

(1) Before deducting expenses, estimated to be $450,000.

                                ---------------

  The Notes are offered by the Underwriters when, as and if issued and accepted by the Underwriters and subject to their right to reject orders in whole or part. It is expected that delivery of the Notes will be made in book-entry form only through the Same Day Funds Settlement System of The Depository Trust Company ("DTC") on or about the Closing Date.

                       UNDERWRITERS OF THE CLASS A NOTES
CREDIT SUISSE FIRST BOSTON
      BANCAMERICA ROBERTSON STEPHENS
                 CHASE SECURITIES INC.
                          FIRST CHICAGO CAPITAL MARKETS, INC.
                                   J.P. MORGAN & CO.
                                        NATIONSBANC MONTGOMERY SECURITIES, INC.

                       UNDERWRITER OF THE CLASS B NOTES
CREDIT SUISSE FIRST BOSTON

                 Prospectus Supplement dated October 22, 1997

(continued from previous page)
the "NOTES") in the respective aggregate principal amounts set forth below pursuant to an Indenture, to be dated as of the Closing Date, between the Issuer and The Bank of New York, as Indenture Trustee. The Trust will also issue Certificates (the "CERTIFICATES," and together with the Notes, the "SECURITIES"), but the Certificates are not offered hereby.

  Interest on all classes of Notes will accrue at the fixed interest rates specified above. Interest on the Notes will accrue at the applicable Interest Rate and will generally be payable monthly on the fifteenth day of each month, or, if any such day is not a Business Day, on the next succeeding Business Day, commencing on November 17, 1997 (each, a "DISTRIBUTION DATE"). Principal on the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes (collectively, the "CLASS A NOTES") and the Class B Notes will generally be payable as follows: first, 100% to the Class A-1 Notes until the Class A-1 Notes are paid in full; second, 100% to the Class B Notes until the principal balance of the Class B Notes equals 3.5% of the aggregate unpaid principal balance of all outstanding Notes (following such payment); and thereafter, 96.5% to the Class A Notes until the Class A Notes are paid in full and 3.5% to the Class B Notes until the Class B Notes are paid in full. No principal payments will be made on the Class A-3 Notes and the Class A-4 Notes until the Class A-2 Notes have been paid in full and no principal payments will be made on the Class A-4 Notes until the Class A-3 Notes have been paid in full. Payments of principal and interest on the Class B Notes will be subordinated in priority to payments due on the Class A Notes to the extent described herein. Each class of Notes will be payable in full on the applicable Final Scheduled Distribution Date. However, the actual payment in full of any class of Notes could occur sooner.

  The Trust Property will initially include a pool of Retail Notes, certain monies due thereunder on and after October 1, 1997, security interests in the vehicles financed thereby, certain other property and monies on deposit in the Pre-Funding Account. The Initial Aggregate Receivables Balance is $408,527,638.36. Additional Retail Notes may be purchased by the Trust from the Seller from time to time on or before the January 1998 Distribution Date from funds on deposit in the Pre-Funding Account. The Initial Pre-Funded Amount is $91,472,361.64.

  There is currently no secondary market for the Notes. There can be no assurance that a secondary market for the Notes will develop or, if it does develop, that it will continue. The Notes will not be listed on any securities exchange.

  The Notes initially will be represented by notes registered in the name of Cede & Co., the nominee of DTC. The interests of beneficial owners of the Notes will be represented by book entries on the records of DTC and participating members thereof. Definitive Notes will be available only under limited circumstances.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT TRANSACTIONS, STABILIZING TRANSACTIONS, SYNDICATE COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere herein and in the Prospectus. Certain capitalized terms used in this summary but not otherwise defined in this summary have the meanings assigned such terms elsewhere herein or in the Prospectus. Listings of the pages on which such terms are defined are found in the "Index of Terms" in each of this Prospectus Supplement and the Prospectus.

Issuer.............................. Navistar Financial 1997-B Owner Trust, a
                                      Delaware business trust to be formed by
                                      the Seller and the Owner Trustee pursu-
                                      ant to the Owner Trust Agreement.

Seller.............................. Navistar Financial Retail Receivables
                                      Corporation.

Servicer............................ Navistar Financial Corporation.

Indenture Trustee................... The Bank of New York, as trustee under the Indenture.

Owner Trustee....................... Chase Manhattan Bank Delaware, as trustee under the Owner Trust Agreement.

The Notes........................... The Trust will issue Notes as follows:

                                     Class A-1 5.722% Asset Backed Notes in
                                      the aggregate principal amount of
                                      $107,000,000 (the "CLASS A-1 NOTES").

                                     Class A-2 5.956% Asset Backed Notes in
                                      the aggregate principal amount of
                                      $94,000,000 (the "CLASS A-2 NOTES").

                                     Class A-3 6.200% Asset Backed Notes in
                                      the aggregate principal amount of
                                      $132,000,000 (the "CLASS A-3 NOTES").

                                     Class A-4 6.300% Asset Backed Notes in
                                      the aggregate principal amount of
                                      $149,500,000 (the "CLASS A-4 NOTES").

                                     Class B 6.300% Asset Backed Notes in the
                                      aggregate principal amount of
                                      $17,500,000 (the "CLASS B NOTES"). The
                                      Class B Notes will be subordinated to
                                      the Class A Notes to the extent de-
                                      scribed herein.

The Trust Property.................. The Trust Property will include a pool of
                                      Retail Notes, certain monies due or re-
                                      ceived thereunder on and after (i) for
                                      the Initial Receivables, October 1, 1997 and (ii) for any Subsequent Receivables, the date preceding the related Subse-quent Transfer Date that is designated as such by the Seller (in each case, the "CUTOFF DATE"), security interests in the vehicles financed thereby, certain accounts, including the Pre-Funding Ac-count and the Negative Carry Account, and the proceeds thereof, the proceeds, if any, of Dealer Liability, NITC Pur-chase Obligations and any Guaranties, any proceeds from claims on certain in-surance policies, the benefits of any lease assignments and certain rights of the Seller under the related Purchase Agreement and the re-lated Custodian Agreement. The aggregate Starting Receivables Balance for the Initial Receivables is $408,527,638.36 and the Initial Pre-Funded Amount is $91,472,361.64.

Terms of the Notes.................. The principal terms of the Notes will be as described below:

 A. Distribution Dates.............  Payments of interest and principal on the
                                      Notes will be made on each Distribution
                                      Date to Noteholders of record as of the
                                      day immediately preceding such Distribu-tion Date (or, if Definitive Notes are issued, the last day of the preceding Monthly Period).

 B. Interest.......................  Interest on the outstanding principal amount of the Notes will accrue at the
                                      applicable Interest Rate from the Clos-
                                      ing Date or from the most recent Distri-bution Date on which interest has been paid to but excluding the following Dis-tribution Date.

                                     The Interest Rate for each class of Notes
                                      is as specified on the cover page of
                                      this Prospectus Supplement. Interest on
                                      the Class A-1 Notes and the Class A-2
                                      Notes will be calculated on the basis of the actual number of days elapsed from the most recent Distribution Date on which interest has been paid (or the Closing Date, in the case of the initial period) divided by 360. Interest on the Class A-3 Notes, the Class A-4 Notes and the Class B Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Class B Notes will not be paid on any Distribution Date until all accrued in-terest due and payable on the Class A Notes on such Distribution Date has been paid in full. In addition, after an Event of Default and acceleration of the Notes, no interest will be payable on the Class B Notes until all principal of and interest on the Class A Notes has been paid in full. See "The Notes--Pay-ments of Interest."

 C. Principal......................  Subject to the exceptions described in the following two paragraphs, on each
                                      Distribution Date, principal of the
                                      Notes will be payable, to the extent of
                                      the Principal Payment Amount, as fol-
                                      lows: (i) first, 100% of the Principal
                                      Payment Amount to the Class A-1 Notes,
                                      until the Class A-1 Notes are paid in
                                      full; (ii) second, 100% of the Principal
                                      Payment Amount to the Class B Notes, un-til the principal balance of the Class B Notes has been reduced to 3.5% of the aggregate principal balance of all out-standing Notes (following such payment); and (iii) thereafter, 96.5% of the Prin-cipal

                                      Payment Amount to the Class A Notes (all of which shall be paid to the Class A-2 Notes until paid in full, then to the Class A-3 Notes until paid in full, and then to the Class A-4 Notes until paid in full) and 3.5% of the Principal Pay-ment Amount to the Class B Notes until paid in full.

                                     If the amount on deposit in the Reserve
                                      Account on any Distribution Date would
                                      be, after giving effect to distribution
                                      of the Principal Payment Amount on such
                                      Distribution Date, less than 1.0% of the Aggregate Starting Receivables Balance, then the Class A Notes will receive 100% of the Principal Distributable Amount until either the Class A Notes are paid in full or the amount on deposit in the Reserve Account equals or exceeds the Specified Reserve Account Balance.

                                     After an Event of Default and accelera-
                                      tion of the Notes, the Class A Notes
                                      will be allocated 100% of the Principal
                                      Payment Amount on each Distribution Date until the Class A Notes have been paid in full (and principal payments will be made ratably to the holders of record of the Class A Notes (the "CLASS A NOTE-HOLDERS") according to the amounts due and payable on the Class A Notes for principal) and then the holders of rec-ord of the Class B Notes (the "CLASS B NOTEHOLDERS") will be allocated 100% of the Principal Payment Amount on each Distribution Date until paid in full. See "The Transfer and Servicing Agree-ments--Distributions."

                                     The unpaid principal balance of a class
                                      of Notes will be payable on the Final
                                      Scheduled Distribution Date for such
                                      class of Notes specified on the cover
                                      page of this Prospectus Supplement.

 D. Mandatory Prepayment...........  Each class of Notes (including the Class
                                      B Notes) will be prepaid on the Distri-
                                      bution Date on or immediately following
                                      the last day of the Funding Period if
                                      the amount remaining on deposit in the
                                      Pre-Funding Account on such date exceeds
                                      $100,000, after giving effect to the
                                      purchase of all Subsequent Receivables,
                                      including any such purchase on such
                                      date. Any such prepayment will be made
                                      in accordance with the priorities de-
                                      scribed in "The Notes--Payments of Prin-cipal"; provided, that if the amount re-maining in the Pre-Funding Account on such date is $100,000 or less, the Class A-1 Notes alone will be prepaid in whole or in part in an amount equal to the en-tire amount remaining on deposit in the Pre-Funding Account on such Distribution Date.

                                     In addition, the Trust will be obligated
                                      to pay the Noteholders' Prepayment Pre-
                                      mium with respect to each class of Notes in connection with such mandatory pre-payment if the remaining Pre-Funded Amount at the time of such prepayment exceeds $100,000. The Trust's obligation to pay the Noteholders' Prepayment Pre-mium will be limited to the Noteholders' Pre-Funded Percentage of funds that are received from the Seller under the Pool-ing and Servicing Agreement as liqui-dated damages for the failure to deliver Subsequent Receivables (and the Seller's obligation to pay such liquidated dam-ages thereunder is limited to funds it receives from NFC as liquidated damages for NFC's failure to deliver Subsequent Receivables to the Seller). No other as-sets of the Trust will be available for the purpose of making such payment. See "The Notes--Mandatory Prepayment."

 E. Redemption.....................  If the Servicer exercises its option to purchase the Receivables when the Class
                                      A-1 Notes, the Class A-2 Notes and the
                                      Class A-3 Notes have been paid in full
                                      and the Aggregate Receivables Balance
                                      declines to 10% or less of the Aggregate
                                      Starting Receivables Balance, the hold-
                                      ers of Class A-4 Notes and the Class B
                                      Notes will be redeemed in whole, but not in part, on any Distribution Date at a redemption price equal to the unpaid principal amount of such Notes, plus ac-crued and unpaid interest thereon. See "The Notes--Redemption."

 F. Voting Rights..................  To the extent the Prospectus specifies certain circumstances under which the
                                      consent, approval, direction, or request of a specified percentage in principal amount of the outstanding Notes must be obtained, given or made, or under which such a specified percentage are permit-ted to take an action or give a notice, then such consent, approval, direction, request, action or notice shall be valid only if the holders of such specified percentage in principal amount of (a) all the outstanding Class A Notes and Class B Notes voting together as a sin-gle class and (b) the outstanding Class A Notes voting as a single class have voted to give such consent, approval, direction, request or notice, or take such action.

Priority of Distributions........... Distributions of the Total Available
                                      Amount to the Noteholders and the
                                      Servicer will generally be distributed
                                      in the following order of priority: (i)
                                      the Total Servicing Fee; (ii) interest
                                      on the Class A Notes; (iii) interest on
                                      the Class B Notes; and (iv) principal on the Notes. See "The Transfer and Servic-ing Agreements--Dis-tributions" and "--Reserve Account." Upon the occurrence of an Event of De-fault and the acceleration of the Notes, all principal of and interest on the Class A Notes will be paid in full prior to making any further payments on or with respect to the Class B Notes.

Reserve Account..................... The Reserve Account will be created with the Reserve Account Initial Deposit for
                                      the Closing Date. On each Subsequent
                                      Transfer Date, additional amounts will
                                      be deposited in the Reserve Account from the Pre-Funding Account in connection with the transfer of Subsequent Receiv-ables to the Trust. The Reserve Account will be increased on each Distribution Date by the deposit in the Reserve Ac-count of amounts remaining after payment to the Servicer of the Total Servicing Fee and deposits to the Note Distribu-tion Account of amounts to be distrib-uted to Noteholders.

                                     Amounts in the Reserve Account on any
                                      Distribution Date (after giving effect
                                      to all distributions to be made to the
                                      Servicer and the Noteholders on such
                                      Distribution Date) in excess of the
                                      Specified Reserve Account Balance for
                                      such Distribution Date will be paid to
                                      the Certificateholders.

                                     Funds will be withdrawn from cash in the
                                      Reserve Account on the day preceding
                                      each Distribution Date to pay the Total
                                      Servicing Fee and to make required dis-
                                      tributions on the Notes to the extent
                                      funds are not otherwise available, as
                                      described herein. See "The Transfer and
                                      Servicing Agreements--Distributions" and
                                      "--Reserve Account."

Pre-Funding Account ................ The Pre-Funding Account will be created with the deposit of the Initial Pre-
                                      Funded Amount. During the Funding Peri-
                                      od, funds will be withdrawn from the
                                      Pre-Funding Account to purchase Subse-
                                      quent Receivables in accordance with the Pooling and Servicing Agreement and to deposit amounts in the Reserve Account in connection with such purchase. Any Pre-Funded Amount remaining at the end of the Funding Period will be payable to the Noteholders as described in "The Notes--Mandatory Prepayment."

Negative Carry Account ............. The Negative Carry Account will be cre-
                                      ated with the Negative Carry Account
                                      Initial Deposit. On each Distribution
                                      Date, an amount equal to the Negative
                                      Carry Amount for such Distribution Date
                                      will be withdrawn from the Negative
                                      Carry Account and deposited in the Col-
                                      lection Account. Amounts on deposit in
                                      the Negative Carry Account in excess of
                                      the Required Negative Carry Account Bal-ance will be released to the

                                      Certificateholders on each Distribution
                                      Date, and all amounts remaining on de-
                                      posit in the Negative Carry Account on
                                      the Distribution Date on or immediately
                                      following the last day of the Funding
                                      Period (after giving effect to all with-drawals therefrom on such Distribution
                                      Date) will be released to the
                                      Certificateholders.

Tax Status.......................... In the opinion of Tax Counsel, for fed-
                                      eral income tax purposes, the Notes will be characterized as indebtedness and the Trust will not be characterized as an association (or publicly traded partner-ship) taxable as a corporation. Each Noteholder, by the acceptance of a Note, will agree to treat the Notes as indebt-edness. See "Certain Federal Income Tax Consequences" herein and in the Prospec-tus and "Certain State Tax Matters" in the Prospectus for additional informa-tion concerning the application of fed-eral and state tax laws.

ERISA Considerations................ Subject to the considerations discussed under "ERISA Considerations" herein and
                                      "ERISA Considerations" in the Prospec-
                                      tus, the Notes are eligible for purchase by a Benefit Plan. See "ERISA Considera-tions" herein and "ERISA Considerations" in the Prospectus.

Legal Investment.................... The Class A-1 Notes will be eligible se-
                                      curities for purchase by money market
                                      funds under Rule 2a-7 under the Invest-
                                      ment Company Act of 1940, as amended.

Ratings............................. As a condition of issuance, the Class A-1
                                      Notes will be rated in the highest rat-
                                      ing category for short-term debt obliga-tions by at least two nationally recog-nized rating agencies, and the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes will be rated in the highest rat-ing category for long-term debt obliga-tions, and the Class B Notes will be rated in the "A' category or its equiva-lent, in each case, by at least one na-tionally recognized rating agency. The rating agencies do not evaluate, and the ratings do not address, the likelihood that the Noteholders' Prepayment Premium will be paid. There is no assurance that a rating will not be lowered or with-drawn by a rating agency if circum-stances so warrant. In the event that the rating initially assigned to any
                                      Note is subsequently lowered for any
                                      reason, no person or entity will be ob-
                                      ligated to provide any additional credit enhancement with respect to such Note.

                                   THE TRUST

  The Issuer, Navistar Financial 1997-B Owner Trust, is a business trust formed under the laws of the State of Delaware pursuant to a Trust Agreement dated as of the Closing Date between the Seller and the Owner Trustee, acting thereunder not in its individual capacity but solely as trustee of the Trust (as amended and supplemented from time to time, the "OWNER TRUST AGREEMENT"). After its formation, the Trust will not engage in any activity other than (i) acquiring, holding and managing the Receivables and the other assets of the Trust and proceeds therefrom, (ii) issuing the Securities, (iii) making payments or distributions on the Securities and (iv) engaging in other activities that are necessary, suitable, desirable or convenient to accomplish the foregoing or are incidental thereto or connected therewith. The Trust will deliver the Securities to the Seller in exchange for the Receivables, the Reserve Account Initial Deposit, the Initial Pre-Funded Amount and the Negative Carry Account Initial Deposit pursuant to the Pooling and Servicing Agreement.

  The Trust's principal offices are in Wilmington, Delaware, in care of Chase Manhattan Bank Delaware, as Owner Trustee, at the address listed in "--The Owner Trustee" below.

CAPITALIZATION OF THE TRUST

  The following table illustrates the capitalization of the Trust as of October 1, 1997, as if the issuance and sale of the Notes offered hereby had taken place on such date:

      Class A-1 5.722% Asset Backed Notes......................... $107,000,000
      Class A-2 5.956% Asset Backed Notes......................... $ 94,000,000
      Class A-3 6.200% Asset Backed Notes......................... $132,000,000
      Class A-4 6.300% Asset Backed Notes......................... $149,500,000
      Class B    6.300% Asset Backed Notes........................ $ 17,500,000
                                                                   ------------
          Total................................................... $500,000,000

  The Certificates represent the equity of the Trust and will be issued pursuant to the Trust Agreement. The Certificates will initially be held by one or more of the Seller, the Servicer or one of their affiliates.

  In addition, the Trust will hold the Reserve Account, the Pre-Funding Account and the Negative Carry Account.

THE OWNER TRUSTEE

  Chase Manhattan Bank Delaware is the Owner Trustee under the Owner Trust Agreement. Chase Manhattan Bank Delaware is a Delaware banking corporation and a wholly-owned, indirect subsidiary of The Chase Manhattan Corporation, a Delaware corporation, and its principal offices are located at 1201 Market Street, Wilmington, Delaware 19801.

                             THE RECEIVABLES POOL

THE INITIAL RECEIVABLES

  The Receivables transferred to the Trust on the Closing Date (the "INITIAL RECEIVABLES") were originally acquired by Navistar Financial Corporation ("NFC") from (i) NITC dealers, (ii) other dealers, including those selling other manufacturers' vehicles and equipment and (iii) retail customers. Certain of the Initial Receivables were sold by NFC to Truck Retail Instalment Paper Corp. ("TRIP"), a special purpose, wholly-owned subsidiary of NFC, and will be repurchased by NFC from TRIP as of the Closing Date for resale to the Seller. The Initial Receivables were selected randomly for inclusion in the Receivables Pool from those Retail Notes in NFC's portfolio of owned Retail Notes which satisfied several criteria, including that each Initial Receivable
(i) has a first payment due date on or before October 31, 1997, (ii) has an original term to maturity of 12 to 84 months and a remaining term to maturity of 12 to 72 months, (iii) provides for finance charges at an APR of no less than 7.00%, (iv) as of the Cutoff Date, was not more than 60 days past due and
(v) satisfies the other criteria set forth in the Prospectus under the caption "The Receivables Pools."

  The composition, distribution by annual percentage rate, distribution by remaining maturity, distribution by payment terms and geographic distribution of the Initial Receivables are as set forth in the following tables. Due to rounding, the percentages shown in these tables may not add to 100.00%.

                     COMPOSITION OF THE INITIAL RECEIVABLES

    WEIGHTED                                                             WEIGHTED  WEIGHTED
 AVERAGE ANNUAL      AGGREGATE       AGGREGATE                 AVERAGE    AVERAGE   AVERAGE
 PERCENTAGE RATE     STARTING        ORIGINAL                  STARTING  ORIGINAL  REMAINING
 OF RECEIVABLES     RECEIVABLES      PRINCIPAL     NUMBER OF  RECEIVABLE MATURITY  MATURITY
     (RANGE)          BALANCE         BALANCE     RECEIVABLES  BALANCE    (RANGE)   (RANGE)
 ---------------    -----------      ---------    ----------- ---------- --------  ---------
  10.051%         $408,527,638.36 $447,876,741.19    7,805    $52,341.79   53.91     50.11
 (7.20%-                                                                 months    months
  25.00%)                                                                (12 to 84 (12 to 72
                                                                         months)   months)

       DISTRIBUTION BY ANNUAL PERCENTAGE RATE OF THE INITIAL RECEIVABLES

   ANNUAL                                                      PERCENTAGE OF
 PERCENTAGE                  NUMBER OF       STARTING       AGGREGATE STARTING
 RATE RANGE                 RECEIVABLES RECEIVABLES BALANCE RECEIVABLES BALANCE
 ----------                 ----------- ------------------- -------------------
 7.00-8.49%................    1,191      $ 81,661,004.21          19.99%
 8.50-9.49%................    2,027       123,778,778.16          30.30%
 9.50-10.49%...............    1,495        86,507,275.22          21.18%
10.50-11.49%...............      811        39,895,110.85           9.77%
11.50-12.49%...............      581        25,550,208.75           6.25%
12.50-13.49%...............      518        21,561,370.95           5.28%
13.50-14.49%...............      421        12,371,373.63           3.03%
14.50-15.49%...............      342         8,103,933.47           1.98%
15.50-16.49%...............      217         4,706,129.57           1.15%
16.50-17.49%...............       71         1,547,143.20           0.38%
17.50 & Over...............      131         2,845,310.35           0.69%
  Total....................    7,805      $408,527,638.36         100.00%

         DISTRIBUTION BY REMAINING MATURITY OF THE INITIAL RECEIVABLES

  REMAINING                                                    PERCENTAGE OF
   MATURITY                  NUMBER OF       STARTING       AGGREGATE STARTING
   (MONTHS)                 RECEIVABLES RECEIVABLES BALANCE RECEIVABLES BALANCE
  ---------                 ----------- ------------------- -------------------
 1-12......................      161      $  2,951,318.43           0.72%
13-24......................    1,142        19,302,639.59           4.73%
25-36......................    1,467        54,046,923.30          13.23%
37-48......................    1,647        95,326,703.93          23.33%
49-60......................    2,829       198,269,833.11          48.53%
61-66......................       46         2,863,172.99           0.70%
67 & Over..................      513        35,767,047.01           8.76%
    Total..................    7,805      $408,527,638.36         100.00%

              DISTRIBUTION BY PAYMENT TERMS OF INITIAL RECEIVABLES

                                                PERCENTAGE OF AGGREGATE STARTING
      TYPE OF RECEIVABLE                              RECEIVABLES BALANCE
      ------------------                        --------------------------------
      Equal Payment Fully Amortizing...........              55.47%
      Equal Payment Balloon....................              15.02%
      Equal Payment Skip.......................               8.98%
      Level Principal Fully Amortizing.........               6.15%
      Level Principal Balloon..................               9.81%
      Level Principal Skip.....................               0.40%
      Other....................................               4.17%
          Total................................             100.00%

  The Receivables Pool includes Receivables originated in 48 states and The District of Columbia. The following table sets forth the percentage of the aggregate Starting Receivables Balance of the Initial Receivables in the states with the largest concentration of Receivables. No other state accounts for more than 3.33% of the aggregate Starting Receivables Balance of the Initial Receivables. None of the Initial Receivables were originated in Alaska or Hawaii.

              GEOGRAPHIC DISTRIBUTION OF THE INITIAL RECEIVABLES

                                                                PERCENTAGE OF
                                                              AGGREGATE STARTING
                                                                 RECEIVABLES
      STATE(1)                                                     BALANCE
      --------                                                ------------------
      Illinois...............................................        7.84%
      Texas..................................................        7.44%
      Ohio...................................................        6.87%
      New York...............................................        5.83%
      California.............................................        5.80%
      Florida................................................        4.03%
      Indiana................................................        4.00%
      Arkansas...............................................        3.48%
      Wisconsin..............................................        3.42%
      Other..................................................       51.29%
          Total..............................................      100.00%

--------
(1) Based on billing addresses of the obligors on the Initial Receivables.

  No single obligor accounts for more than 1.74% of the aggregate Starting Receivables Balance of the Initial Receivables. As of October 1, 1997, approximately 75.28% of the aggregate Starting Receivables Balance of the Initial Receivables, constituting 63.72% of the aggregate number of Initial Receivables, represent Receivables secured by new vehicles. The remainder are secured by used vehicles.

THE SUBSEQUENT RECEIVABLES

  During the period (the "FUNDING PERIOD") from and including the Closing Date until the earliest of (a) the Distribution Date on which the amount on deposit in the Pre-Funding Account (after giving effect to the purchase of all Subsequent Receivables, including any such purchase on such date) is less than $100,000, (b) the occurrence of an Event of Default under the Indenture or a Servicer Default under the Pooling and Servicing Agreement, (c) the occurrence of certain events of insolvency with respect to the Seller or the Servicer or
(d) the close of business on the January 1998 Distribution Date, the Seller will be obligated to sell to the Trust additional Receivables (the "SUBSEQUENT RECEIVABLES") having an aggregate Starting Receivables Balance equal to the Initial Pre-Funded Amount to the extent that such Subsequent Receivables have been acquired by the Seller from NFC.

  On each date during the Funding Period that the Seller elects to transfer Subsequent Receivables to the Trust (each, a "SUBSEQUENT TRANSFER DATE"), subject to the conditions described below, the Seller will sell and assign to the Trust, without recourse, the Seller's entire interest in the Subsequent Receivables designated by the Seller as of the related Cutoff Date and identified in a schedule attached to an assignment relating to such Subsequent Receivables executed on such date by the Seller. Upon the transfer of Subsequent Receivables to the Trust on a Subsequent Transfer Date, (i) an amount equal to 5.25% of the Starting Receivables Balance for all such Subsequent Receivables will be withdrawn from the Pre-Funding Account and deposited in the Reserve Account, and (ii) an amount equal to the excess of the sum of the Initial Receivables Balance (the "STARTING RECEIVABLES BALANCE") of all such Subsequent Receivables over the amount described in clause (i) above will be withdrawn from the Pre-Funding Account and paid to the Seller.

  Any transfer of Subsequent Receivables is subject to the satisfaction, on or before the related Subsequent Transfer Date, of certain conditions precedent, including the following: (i) each such Subsequent Receivable must satisfy the eligibility criteria specified in "The Receivables Pool--The Initial Receivables" herein (other than as to the first payment due date, which for any Subsequent Receivable shall occur on or before the last day of the first Monthly Period following the Monthly Period during which the related Cutoff Date occurs) and in "The Receivables Pools" in the Prospectus; (ii) NFC shall not have selected such Subsequent Receivables in a manner that it believes is adverse to the interests of the Noteholders; (iii) the Seller shall have executed and delivered to the Trust (with a copy to the Indenture Trustee) a written assignment conveying such Subsequent Receivables to the Trust (including a schedule identifying such Subsequent Receivables); (iv) the Reserve Account Initial Deposit for such Subsequent Transfer Date shall have been withdrawn from the Pre-Funding Account and deposited in the Reserve Account; (v) after giving effect to the transfer of the Subsequent Receivables to the Trust on such Subsequent Transfer Date, (A) the weighted average Annual Percentage Rate of the Receivables in the Trust shall not be less than 9.50%,
(B) the weighted average remaining maturity of the Receivables in the Trust shall not be greater than 54 months and (C) the aggregate principal balance of all Receivables owing from any single Obligor shall not exceed 2% of the aggregate principal balance of the Receivables in the Trust; (vi) the Seller shall have delivered certain opinions of counsel to the Trustee, the Indenture Trustee and the Rating Agencies with respect to the transfer of such Subsequent Receivables on such Subsequent Transfer Date; (vii) the Trust and the Indenture Trustee shall have received written confirmation from a firm of certified independent public accountants that, as of the related Cutoff Date, the Subsequent Receivables being transferred to the Trust satisfied the eligibility criteria described in clause (i) above; and (viii) Standard & Poor's Ratings Services ("S&P") shall have notified the Seller in writing that, following the addition of all such Subsequent Receivables, the Notes will be rated by S&P in the same rating category as they were rated by S&P prior to such addition.

  Each Subsequent Receivable must satisfy the eligibility criteria specified in the Pooling and Servicing Agreement at the time of its addition. The Subsequent Receivables, however, need not satisfy any other eligibility criteria. Subsequent Receivables may be originated by NITC dealers, other dealers or NFC at a later date using credit criteria different from those that were applied to the Initial Receivables and may be of a different credit quality and seasoning. In addition, following the transfer of Subsequent Receivables to the Trust, the characteristics of the Receivables, including the composition of the Receivables, the distribution by APR, equipment type, payment frequency, average maturity, current Receivable Balance and geographic distribution, may vary from those of the Initial Receivables. Since the weighted average life of the Notes will be influenced by the rate at which the principal balances of the Receivables are paid, some of these variations will affect the weighted average life of each class of Notes. The requirements that no Subsequent Receivables have a remaining term in excess of 72 months and that on each Subsequent Transfer Date the weighted average remaining maturity of the Receivables in the Trust will not be greater than 54 months are intended to minimize the effect of the addition of Subsequent Receivables on the weighted average life of the Notes.

                                USE OF PROCEEDS

  The net proceeds to be received by the Seller from the sale of the Notes (after making the Reserve Account Initial Deposit for the Closing Date, the Negative Carry Account Initial Deposit and the deposit of the Initial Pre-Funded Amount) will be applied to the purchase of the Initial Receivables from NFC. NFC will use the proceeds from its sale of the Initial Receivables to the Seller (a) to finance the purchase of Initial Receivables from TRIP, (b) for general working capital purposes, (c) to repay amounts owing to NITC, and (d) to repay amounts owing to a group of lenders, including each Underwriter or an affiliate thereof, under one or more credit agreements.

                                 THE SERVICER

DELINQUENCIES, REPOSSESSIONS AND NET LOSSES

  Set forth below is certain information concerning NFC's experience in the United States pertaining to delinquencies, repossessions and net losses on its entire portfolio of Retail Notes (including Retail Notes previously sold which NFC continues to service). Fluctuations in retail delinquencies, repossessions and losses generally follow cycles in the overall business environment. Although NFC believes retail delinquencies, repossessions and net losses are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled, NFC does not track such data and is unable to ascertain the specific causes of such fluctuations. Due to the bankruptcy of one of NFC's largest obligors, net losses for 1996 were higher than those reported for 1994 or 1995. Due to economic conditions affecting the trucking industry generally, delinquencies and repossessions for 1996 and 1997 were higher than reported for 1994 and 1995. Also, NFC's recent experience is that competitive conditions are causing it increasingly to waive Dealer Liability when acquiring Retail Notes, and the extent and terms of Dealer Liability will continue to be subject to change as market conditions require. As of July 31, 1997, approximately 34% of the aggregate principal amount of Retail Notes serviced by NFC had the benefit of Dealer Liability. The Prospectus sets forth an explanation of the extent, terms and effect of Dealer Liability and the bases on which the delinquency, repossession and net loss numbers set forth below have been calculated. See "The Servicer-- Delinquencies, Repossessions and Net Losses" in the Prospectus. There can be no assurance that the delinquency, repossession and net loss experience on the Receivables Pool will be comparable to that set forth below. Due to rounding, the amounts shown for NFC and NITC separately in this table may not add to the amount shown for NFC and NITC combined.

                                                                     NINE MONTHS
NFC RETAIL NOTES                YEAR ENDED OCTOBER 31,              ENDED JULY 31,
----------------          ----------------------------------------  ---------------
                           1992    1993     1994    1995   1996(1)  1996(1)   1997
                          ------  ------   ------  ------  -------  -------  ------
                                           ($ IN MILLIONS)
Gross Balance
 Outstanding at end of
 Period.................  $1,330  $1,437   $1,653  $2,073  $2,282   $2,280   $2,238
Gross Balance Past Due
 as a Percentage of
 Gross Balance
 Outstanding at end of
 Period
  31-60 days............    1.03%   0.67%    0.41%   2.43%   1.99%    2.43%    3.45%
  over 60 days..........    0.19%   0.09%    0.06%   0.09%   0.30%    1.36%    1.18%
Average Gross Balance of
 Retail Notes
 (13 month average)       $1,320  $1,341   $1,515  $1,809  $2,204   $2,182   $2,237
Net Losses (recoveries):
  NFC...................  $  2.3  $ (0.1)  $  0.6  $  0.3  $  5.0   $  1.4   $  1.1
  NITC..................    10.5     4.8      0.6     0.6     9.5      7.8      3.3
                          ------  ------   ------  ------  ------   ------   ------
  Combined..............  $ 12.8  $  4.7   $  1.2  $  0.9  $ 14.5   $  9.2   $  4.4
Liquidations minus Net
 Losses.................  $  794  $  713   $  790  $  833  $1,002   $  730   $  794
Net Losses (recoveries)
 as a Percentage of
 Liquidations minus Net
 Losses:
  NFC...................    0.29%  (0.01)%   0.08%   0.04%   0.50%    0.19%    0.14%
  NITC..................    1.32%   0.67%    0.07%   0.07%   0.95%    1.07%    0.42%
                          ------  ------   ------  ------  ------   ------   ------
  Combined..............    1.61%   0.66%    0.15%   0.11%   1.45%    1.26%    0.56%
Net Losses (recoveries)
 as a Percentage of
 Average Gross
 Balance(2):
  NFC...................    0.18%   0.00%    0.04%   0.02%   0.23%    0.08%    0.06%
  NITC..................    0.79%   0.35%    0.04%   0.03%   0.43%    0.48%    0.20%
                          ------  ------   ------  ------  ------   ------   ------
  Combined..............    0.97%   0.35%    0.08%   0.05%   0.66%    0.56%    0.26%
Repossessions as a
 Percentage of Average
 Gross Balance(2).......    3.70%   1.95%    0.97%   0.92%   3.15%    3.04%    1.97%

-------
(1) The information presented herein for the year ended October 31, 1996 and the nine months ended July 31, 1996 includes the effect of the bankruptcy of one of NFC's largest obligors, with obligations under Retail Notes covering approximately 720 vehicles. As adjusted to eliminate the impact of that obligor's bankruptcy, the Combined Net Losses, Combined Net Losses as a Percentage of Liquidations minus Net Losses, Combined Net Losses as a Percentage of Average Gross Balance and Repossessions as a Percentage of Average Gross Balance for the year ended October 31, 1996 would have been $4.0 million, 0.39%, 0.18% and 1.64%, respectively, and for the nine months ended July 31, 1996 would have been $1.8 million, 0.25%, 0.11% and 1.52%, respectively.

(2) July 31 figures have been annualized.

                      WEIGHTED AVERAGE LIFE OF THE NOTES

  Prepayments on medium and heavy duty truck, bus and trailer receivables can be measured relative to a prepayment standard or model. The model used in this Prospectus Supplement, the Absolute Prepayment Model ("ABS"), represents an assumed rate of prepayment each month relative to the original number of receivables in a pool of receivables. ABS further assumes that all the receivables are the same size and amortize at the same rate and that each receivable in each month of its life will either be paid as scheduled or prepaid in full. ABS does not purport to be an historical description of prepayment experience or a prediction of the anticipated rate of prepayment of receivables, including the Receivables.

  As the rate of payment of principal of each class of Notes will depend on the rate of payment (including prepayments) of the principal balance of the Receivables, final payment of any class of Notes will likely occur significantly earlier than the respective Final Scheduled Distribution Dates. Reinvestment risk associated with early payment of the Notes will be borne exclusively by the Noteholders. Information regarding certain maturity and prepayment considerations with respect to the Notes is set forth under "Weighted Average Life Of The Securities" in the Prospectus.

  The table captioned "Percent of Initial Principal Amount of the Notes Remaining at Various ABS Percentages" (the "ABS TABLE") has been prepared on the basis of characteristics of the Receivables. The ABS Table assumes that
(i) the Receivables prepay in full at the specified constant percentage of ABS monthly, with no defaults, losses or repurchases, (ii) each scheduled monthly payment on the Receivables is made on the last day of each month and each month has 30 days, (iii) payments on the Notes are made on each Distribution Date (and each such date is assumed to be the fifteenth day of each applicable month), (iv) the balance in the Reserve Account on each Distribution Date is equal to the Specified Reserve Account Balance, and (v) the Servicer exercises its option to purchase the Receivables on the first Distribution Date on which it is permitted to do so, as described herein. The ABS Table indicates the projected weighted average life of each class of Notes and sets forth the percent of the initial principal amount of each class of Notes that is projected to be outstanding after each of the Distribution Dates shown at various constant ABS percentages.

  The ABS Table also assumes that the Receivables have been aggregated into two hypothetical pools, the first pool being composed of the Initial Receivables ("INITIAL RECEIVABLES POOL") and the second pool being composed of the Subsequent Receivables ("SUBSEQUENT RECEIVABLES POOL"). The Initial Receivables Pool has an assumed Cutoff Date of October 1, 1997 and the Subsequent Receivables Pool has an assumed Cutoff Date of November 1, 1997, and the first distribution of principal in respect of each such pool is assumed to occur on November 15, 1997 for the Initial Receivables Pool and December 15, 1997 for the Subsequent Receivables Pool. Moreover, the ABS Table assumes that the Initial Receivables Pool and the Subsequent Receivables Pool have the following Aggregate Starting Receivables Balances and that each of the Receivables within each of the pools is an Equal Payment Fully Amortizing Receivable that has the following annual percentage rate, original maturity and remaining maturity:

                            AGGREGATE
                            STARTING       ANNUAL    ORIGINAL    REMAINING
                           RECEIVABLES   PERCENTAGE  MATURITY    MATURITY
POOL                         BALANCE        RATE    (IN MONTHS) (IN MONTHS)
----                     --------------- ---------- ----------- -----------
Initial Receivables
 Pool................... $408,527,638.36   10.051%       54          50
Subsequent Receivables
 Pool...................   91,472,361.64   10.051%       54          54
                         ---------------
                         $500,000,000.00
                         ===============

  The actual characteristics and performance of the Receivables will differ from the assumptions used in constructing the ABS Table. The assumptions used are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under varying prepayment scenarios. It is very unlikely that the Receivables will prepay at a constant level of ABS until maturity or that all of the Receivables will prepay at the same level of ABS. Moreover, the diverse terms of Receivables within each of the hypothetical pools could produce slower or faster principal distributions than indicated in the ABS Table at the various constant percentages of ABS specified, even if the original and remaining terms to maturity of the Receivables are as assumed. For example, the Initial Receivables have annual percentage rates that range from 7.20% to 25.00%, and only 55.47% of the Initial Receivables (by percentage of Aggregate Starting Receivables Balance) are Equal Payment Fully Amortizing Receivables. Any difference between such assumptions and the actual characteristics and performance of the Receivables, or actual prepayment experience, will affect the percentages of initial balances outstanding over time and the weighted average lives of each class of Notes.

   PERCENT OF INITIAL PRINCIPAL AMOUNT OF THE NOTES REMAINING AT VARIOUS ABS
                                  PERCENTAGES

                        CLASS A-1 NOTES
                    ------------------------
 DISTRIBUTION DATE  0.0% 1.0% 1.2% 1.5% 2.0%
 -----------------  ---- ---- ---- ---- ----
 Closing Date...... 100  100  100  100  100
   11/15/97........  94   90   89   88   86
   12/15/97........  86   78   76   73   69
    1/15/98........  79   66   63   59   52
    2/15/98........  71   54   50   45   35
    3/15/98........  63   42   38   31   19
    4/15/98........  56   30   25   17    3
    5/15/98........  48   19   13    3    0
    6/15/98........  40    7    0    0    0
    7/15/98........  32    0    0    0    0
    8/15/98........  24    0    0    0    0
    9/15/98........  16    0    0    0    0
   10/15/98........   8    0    0    0    0
   11/15/98........   0    0    0    0    0
   12/15/98........   0    0    0    0    0
    1/15/99........   0    0    0    0    0
    2/15/99........   0    0    0    0    0
    3/15/99........   0    0    0    0    0
    4/15/99........   0    0    0    0    0
    5/15/99........   0    0    0    0    0
    6/15/99........   0    0    0    0    0
    7/15/99........   0    0    0    0    0
    8/15/99........   0    0    0    0    0
    9/15/99........   0    0    0    0    0
   10/15/99........   0    0    0    0    0
   11/15/99........   0    0    0    0    0
   12/15/99........   0    0    0    0    0
    1/15/00........   0    0    0    0    0
    2/15/00........   0    0    0    0    0
    3/15/00........   0    0    0    0    0
    4/15/00........   0    0    0    0    0
    5/15/00........   0    0    0    0    0
    6/15/00........   0    0    0    0    0
    7/15/00........   0    0    0    0    0
    8/15/00........   0    0    0    0    0
    9/15/00........   0    0    0    0    0
   10/15/00........   0    0    0    0    0
   11/15/00........   0    0    0    0    0
   12/15/00........   0    0    0    0    0
    1/15/01........   0    0    0    0    0
    2/15/01........   0    0    0    0    0
    3/15/01........   0    0    0    0    0
    4/15/01........   0    0    0    0    0
    5/15/01........   0    0    0    0    0
    6/15/01........   0    0    0    0    0
    7/15/01........   0    0    0    0    0
    8/15/01........   0    0    0    0    0
    9/15/01........   0    0    0    0    0
   10/15/01........   0    0    0    0    0
   11/15/01........   0    0    0    0    0
   12/15/01........   0    0    0    0    0
    1/15/02........   0    0    0    0    0
    2/15/02........   0    0    0    0    0
    3/15/02........   0    0    0    0    0
    4/15/02........   0    0    0    0    0
    5/15/02........   0    0    0    0    0
Average Life
 (years)
 to 10% Call....... 0.5  0.3  0.3  0.3  0.2

                        CLASS A-2 NOTES
                    ------------------------
 DISTRIBUTION DATE  0.0% 1.0% 1.2% 1.5% 2.0%
 -----------------  ---- ---- ---- ---- ----
 Closing Date...... 100  100  100  100  100
   11/15/97........ 100  100  100  100  100
   12/15/97........ 100  100  100  100  100
    1/15/98........ 100  100  100  100  100
    2/15/98........ 100  100  100  100  100
    3/15/98........ 100  100  100  100  100
    4/15/98........ 100  100  100  100  100
    5/15/98........ 100  100  100  100   90
    6/15/98........ 100  100  100   93   73
    7/15/98........ 100   99   91   78   56
    8/15/98........ 100   87   78   64   40
    9/15/98........ 100   75   65   50   24
   10/15/98........ 100   62   52   36    8
   11/15/98........ 100   50   39   22    0
   12/15/98........  95   38   27    9    0
    1/15/99........  85   26   14    0    0
    2/15/99........  76   15    2    0    0
    3/15/99........  67    3    0    0    0
    4/15/99........  57    0    0    0    0
    5/15/99........  48    0    0    0    0
    6/15/99........  38    0    0    0    0
    7/15/99........  29    0    0    0    0
    8/15/99........  19    0    0    0    0
    9/15/99........   9    0    0    0    0
   10/15/99........   0    0    0    0    0
   11/15/99........   0    0    0    0    0
   12/15/99........   0    0    0    0    0
    1/15/00........   0    0    0    0    0
    2/15/00........   0    0    0    0    0
    3/15/00........   0    0    0    0    0
    4/15/00........   0    0    0    0    0
    5/15/00........   0    0    0    0    0
    6/15/00........   0    0    0    0    0
    7/15/00........   0    0    0    0    0
    8/15/00........   0    0    0    0    0
    9/15/00........   0    0    0    0    0
   10/15/00........   0    0    0    0    0
   11/15/00........   0    0    0    0    0
   12/15/00........   0    0    0    0    0
    1/15/01........   0    0    0    0    0
    2/15/01........   0    0    0    0    0
    3/15/01........   0    0    0    0    0
    4/15/01........   0    0    0    0    0
    5/15/01........   0    0    0    0    0
    6/15/01........   0    0    0    0    0
    7/15/01........   0    0    0    0    0
    8/15/01........   0    0    0    0    0
    9/15/01........   0    0    0    0    0
   10/15/01........   0    0    0    0    0
   11/15/01........   0    0    0    0    0
   12/15/01........   0    0    0    0    0
    1/15/02........   0    0    0    0    0
    2/15/02........   0    0    0    0    0
    3/15/02........   0    0    0    0    0
    4/15/02........   0    0    0    0    0
    5/15/02........   0    0    0    0    0
Average Life
 (years)
 to 10% Call....... 1.5  1.1  1.0  0.9  0.8

   PERCENT OF INITIAL PRINCIPAL AMOUNT OF THE NOTES REMAINING AT VARIOUS ABS
                                  PERCENTAGES

                        CLASS A-3 NOTES
                    ------------------------
 DISTRIBUTION DATE  0.0% 1.0% 1.2% 1.5% 2.0%
 -----------------  ---- ---- ---- ---- ----
 Closing Date...... 100  100  100  100  100
   11/15/97........ 100  100  100  100  100
   12/15/97........ 100  100  100  100  100
    1/15/98........ 100  100  100  100  100
    2/15/98........ 100  100  100  100  100
    3/15/98........ 100  100  100  100  100
    4/15/98........ 100  100  100  100  100
    5/15/98........ 100  100  100  100  100
    6/15/98........ 100  100  100  100  100
    7/15/98........ 100  100  100  100  100
    8/15/98........ 100  100  100  100  100
    9/15/98........ 100  100  100  100  100
   10/15/98........ 100  100  100  100  100
   11/15/98........ 100  100  100  100   95
   12/15/98........ 100  100  100  100   84
    1/15/99........ 100  100  100   97   74
    2/15/99........ 100  100  100   87   64
    3/15/99........ 100  100   93   78   54
    4/15/99........ 100   94   84   69   44
    5/15/99........ 100   86   76   61   34
    6/15/99........ 100   78   68   52   25
    7/15/99........ 100   70   60   44   16
    8/15/99........ 100   62   52   36    8
    9/15/99........ 100   55   44   27    0
   10/15/99........ 100   47   36   20    0
   11/15/99........  92   40   29   12    0
   12/15/99........  85   32   21    4    0
    1/15/00........  78   25   14    0    0
    2/15/00........  71   18    7    0    0
    3/15/00........  63   11    0    0    0
    4/15/00........  56    4    0    0    0
    5/15/00........  49    0    0    0    0
    6/15/00........  41    0    0    0    0
    7/15/00........  33    0    0    0    0
    8/15/00........  26    0    0    0    0
    9/15/00........  18    0    0    0    0
   10/15/00........  10    0    0    0    0
   11/15/00........   2    0    0    0    0
   12/15/00........   0    0    0    0    0
    1/15/01........   0    0    0    0    0
    2/15/01........   0    0    0    0    0
    3/15/01........   0    0    0    0    0
    4/15/01........   0    0    0    0    0
    5/15/01........   0    0    0    0    0
    6/15/01........   0    0    0    0    0
    7/15/01........   0    0    0    0    0
    8/15/01........   0    0    0    0    0
    9/15/01........   0    0    0    0    0
   10/15/01........   0    0    0    0    0
   11/15/01........   0    0    0    0    0
   12/15/01........   0    0    0    0    0
    1/15/02........   0    0    0    0    0
    2/15/02........   0    0    0    0    0
    3/15/02........   0    0    0    0    0
    4/15/02........   0    0    0    0    0
    5/15/02........   0    0    0    0    0
Average Life
 (years) to 10%
 Call.............. 2.5  2.0  1.8  1.7  1.4

                        CLASS A-4 NOTES
                    ------------------------
 DISTRIBUTION DATE  0.0% 1.0% 1.2% 1.5% 2.0%
 -----------------  ---- ---- ---- ---- ----
 Closing Date...... 100  100  100  100  100
   11/15/97........ 100  100  100  100  100
   12/15/97........ 100  100  100  100  100
    1/15/98........ 100  100  100  100  100
    2/15/98........ 100  100  100  100  100
    3/15/98........ 100  100  100  100  100
    4/15/98........ 100  100  100  100  100
    5/15/98........ 100  100  100  100  100
    6/15/98........ 100  100  100  100  100
    7/15/98........ 100  100  100  100  100
    8/15/98........ 100  100  100  100  100
    9/15/98........ 100  100  100  100  100
   10/15/98........ 100  100  100  100  100
   11/15/98........ 100  100  100  100  100
   12/15/98........ 100  100  100  100  100
    1/15/99........ 100  100  100  100  100
    2/15/99........ 100  100  100  100  100
    3/15/99........ 100  100  100  100  100
    4/15/99........ 100  100  100  100  100
    5/15/99........ 100  100  100  100  100
    6/15/99........ 100  100  100  100  100
    7/15/99........ 100  100  100  100  100
    8/15/99........ 100  100  100  100  100
    9/15/99........ 100  100  100  100   99
   10/15/99........ 100  100  100  100   92
   11/15/99........ 100  100  100  100   85
   12/15/99........ 100  100  100  100   78
    1/15/00........ 100  100  100   98   72
    2/15/00........ 100  100  100   91   66
    3/15/00........ 100  100  100   85   60
    4/15/00........ 100  100   94   79   54
    5/15/00........ 100   97   88   74   49
    6/15/00........ 100   91   82   68   44
    7/15/00........ 100   86   77   63   39
    8/15/00........ 100   80   71   57   34
    9/15/00........ 100   74   66   52    0
   10/15/00........ 100   69   60   48    0
   11/15/00........ 100   63   55   43    0
   12/15/00........  95   58   50   39    0
    1/15/01........  88   53   46   34    0
    2/15/01........  81   48   41    0    0
    3/15/01........  74   43   36    0    0
    4/15/01........  67   38    0    0    0
    5/15/01........  59   33    0    0    0
    6/15/01........  52    0    0    0    0
    7/15/01........  45    0    0    0    0
    8/15/01........  37    0    0    0    0
    9/15/01........   0    0    0    0    0
   10/15/01........   0    0    0    0    0
   11/15/01........   0    0    0    0    0
   12/15/01........   0    0    0    0    0
    1/15/02........   0    0    0    0    0
    2/15/02........   0    0    0    0    0
    3/15/02........   0    0    0    0    0
    4/15/02........   0    0    0    0    0
    5/15/02........   0    0    0    0    0
Average Life
 (years) to 10%
 Call.............. 3.6  3.2  3.1  2.9  2.5

   PERCENT OF INITIAL PRINCIPAL AMOUNT OF THE NOTES REMAINING AT VARIOUS ABS
                                  PERCENTAGES

                         CLASS B NOTES
                    ------------------------
 DISTRIBUTION DATE  0.0% 1.0% 1.2% 1.5% 2.0%
 -----------------  ---- ---- ---- ---- ----
 Closing Date...... 100  100  100  100  100
   11/15/97........ 100  100  100  100  100
   12/15/97........ 100  100  100  100  100
    1/15/98........ 100  100  100  100  100
    2/15/98........ 100  100  100  100  100
    3/15/98........ 100  100  100  100  100
    4/15/98........ 100  100  100  100  100
    5/15/98........ 100  100  100  100   76
    6/15/98........ 100  100  100   76   73
    7/15/98........ 100   78   76   74   69
    8/15/98........ 100   75   73   71   66
    9/15/98........ 100   73   71   68   63
   10/15/98........ 100   70   68   65   60
   11/15/98........  98   68   66   63   57
   12/15/98........  77   66   64   60   54
    1/15/99........  75   63   61   57   51
    2/15/99........  73   61   59   55   48
    3/15/99........  71   59   56   52   46
    4/15/99........  70   57   54   50   43
    5/15/99........  68   55   52   48   40
    6/15/99........  66   52   50   45   38
    7/15/99........  64   50   47   43   35
    8/15/99........  62   48   45   41   33
    9/15/99........  60   46   43   39   31
   10/15/99........  58   44   41   36   29
   11/15/99........  56   42   39   34   26
   12/15/99........  54   40   37   32   24
    1/15/00........  52   38   35   30   22
    2/15/00........  50   36   33   28   20
    3/15/00........  48   34   31   26   19
    4/15/00........  46   32   29   25   17
    5/15/00........  44   30   27   23   15
    6/15/00........  42   28   25   21   14
    7/15/00........  40   27   24   19   12
    8/15/00........  38   25   22   18   11
    9/15/00........  36   23   20   16    0
   10/15/00........  34   21   19   15    0
   11/15/00........  32   20   17   13    0
   12/15/00........  29   18   16   12    0
    1/15/01........  27   16   14   11    0
    2/15/01........  25   15   13    0    0
    3/15/01........  23   13   11    0    0
    4/15/01........  21   12    0    0    0
    5/15/01........  18   10    0    0    0
    6/15/01........  16    0    0    0    0
    7/15/01........  14    0    0    0    0
    8/15/01........  12    0    0    0    0
    9/15/01........   0    0    0    0    0
   10/15/01........   0    0    0    0    0
   11/15/01........   0    0    0    0    0
   12/15/01........   0    0    0    0    0
    1/15/02........   0    0    0    0    0
    2/15/02........   0    0    0    0    0
    3/15/02........   0    0    0    0    0
    4/15/02........   0    0    0    0    0
    5/15/02........   0    0    0    0    0
Average Life
 (years) to 10%
 Call.............. 2.4  1.9  1.8  1.7  1.4

                                   THE NOTES

GENERAL

  The Notes will be issued pursuant to the terms of an Indenture to be dated as of the Closing Date between the Trust and the Indenture Trustee (as amended and supplemented from time to time, the "INDENTURE"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. A copy of the Indenture will be available from the Seller upon request to holders of Notes and will be filed with the Commission following the issuance of the Notes. The following summary describes certain terms of the Notes and the Indenture. The summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Notes, the Indenture and the Prospectus. Where particular provisions or terms used in the Indenture are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary. The Bank of New York, a New York banking association, will be the Indenture Trustee.

  For each class of Notes, the "INTEREST RATE" and the "FINAL SCHEDULED DISTRIBUTION DATE" will be as set forth below.

                                                 INTEREST RATE  FINAL SCHEDULED
                                                  (PER ANNUM)  DISTRIBUTION DATE
                                                 ------------- -----------------
        Class A-1 Notes.........................    5.722%     November 16, 1998
        Class A-2 Notes.........................    5.956%     January 18, 2000
        Class A-3 Notes.........................    6.200%     March 15, 2001
        Class A-4 Notes.........................    6.300%     August 16, 2004
        Class B Notes...........................    6.300%     August 16, 2004

PAYMENTS OF INTEREST

  Interest on the unpaid principal balance of each class of Notes will accrue at the applicable Interest Rate and will be payable monthly on each Distribution Date commencing November 15, 1997; provided, however, that interest on the Class B Notes will not be paid on any Distribution Date until all accrued interest due and payable on the Class A Notes on such Distribution Date has been paid in full. In addition, after an Event of Default and acceleration of the Notes, no interest will be payable on the Class B Notes until all principal of and interest on the Class A Notes has been paid in full. Interest on the Class A-1 Notes and the Class A-2 Notes will be calculated on the basis of the actual number of days elapsed from the most recent Distribution Date on which interest has been paid (or the Closing Date, in the case of the initial period) divided by 360. Interest on the Class A-3 Notes, the Class A-4 Notes and the Class B Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. All references in the Prospectus to "Payment Date" or "Payment Dates" shall be deemed references to "Distribution Date" or "Distribution Dates," as applicable, for purposes of this Prospectus Supplement.

  Interest payments to all classes of Class A Notes will have the same priority while interest on the Class B Notes will not be paid until all accrued interest on the Class A Notes has been paid in full. Under certain circumstances, the amount available for such payments could be less than the amount of interest payable on the Class A Notes on any Distribution Date, in which case Noteholders of each class of Class A Notes will receive their ratable share (based upon the aggregate amount of interest due to such class of Noteholders) of the aggregate amount available to be distributed in respect of interest on the Class A Notes. See "The Transfer and Servicing Agreements-- Distributions" and "--Reserve Account."

PAYMENTS OF PRINCIPAL

  On each Distribution Date, principal of the Notes will be payable, to the extent of the lesser of (x) the Noteholders' Principal Distributable Amount and (y) the Total Available Amount remaining after payment of the Total Servicing Fee, the Aggregate Class A Noteholders' Interest Distributable Amount and the Class B

Noteholders' Interest Distributable Amount (the "PRINCIPAL PAYMENT AMOUNT"), as follows: (i) first, 100% of the Principal Payment Amount to the Class A-1 Notes, until the Class A-1 Notes are paid in full; (ii) second, 100% of the Principal Payment Amount to the Class B Notes, until the principal balance of the Class B Notes has been reduced to 3.5% of the aggregate principal balance of all outstanding Notes (following such payment); and (iii) thereafter, 96.5% of the Principal Payment Amount to the Class A Notes (all of which shall be paid to the Class A-2 Notes until paid in full, then to the Class A-3 Notes until paid in full, and then to the Class A-4 Notes until paid in full) and 3.5% of the Principal Payment Amount to the Class B Notes (subject, in the case of clauses (ii) and (iii) above, to subordination of principal payments on the Class B Notes under the circumstances described in the two following paragraphs).

  If the amount on deposit in the Reserve Account on any Distribution Date would be, after giving effect to the distribution of the Principal Payment Amount in accordance with the foregoing priorities, less than 1.0% of the Aggregate Starting Receivables Balance, then the Class A Notes will receive 100% of the Principal Payment Amount (all of which shall be paid to the Class A-1 Notes until paid in full, then to the Class A-2 Notes until paid in full, then to the Class A-3 Notes until paid in full, and then to the Class A-4 Notes until paid in full) until either the Class A Notes are paid in full or the amount on deposit in the Reserve Account equals or exceeds the Specified Reserve Account Balance. When principal payments on the Class B Notes resume in accordance with the preceding sentence, the Principal Payment Amount shall be distributed in accordance with clause (iii) in the preceding paragraph until the Class A-4 Notes have been paid in full, and thereafter 100% of the Principal Payment Amount shall be paid to the Class B Notes until the Class B Notes are paid in full.

  Also, if an Event of Default occurs as a result of which the Notes are declared immediately due and payable, the Class A Notes will be allocated 100% of the Principal Payment Amount on each Distribution Date (and each class of the Class A Notes will be entitled to ratable repayment of principal on the basis of their respective unpaid principal balances) and, upon repayment of the Class A Notes in full, the Class B Notes will be allocated 100% of the Principal Payment Amount on each Distribution Date until the Class B Notes are repaid in full.

REDEMPTION

  If the Servicer exercises its option to purchase the Receivables when the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes have been paid in full and the Aggregate Receivables Balance declines to 10% or less of the sum of the aggregate Starting Receivables Balances of all Receivables previously transferred to the Trust (as of any date, the "AGGREGATE STARTING RECEIVABLES BALANCE"), the Class A-4 Notes and the Class B Notes will be redeemed in whole, but not in part, on any Distribution Date, as described in the Prospectus under "Transfer and Servicing Agreements--Termination." The redemption price for each class of Notes so redeemed will be equal to the unpaid principal amount of such class of Notes and accrued and unpaid interest thereon.

MANDATORY PREPAYMENT

  Each class of Notes (including the Class B Notes) will be prepaid on the Distribution Date on or immediately following the last day of the Funding Period if the amount remaining on deposit in the Pre-Funding Account on such date exceeds $100,000, after giving effect to the purchase of all Subsequent Receivables, including any such purchase on such date. Any such prepayment will be made in accordance with the priorities described in "--Payments of Principal" above; provided, that if the amount remaining in the Pre-Funding Account on such date is $100,000 or less, the Class A-1 Notes alone will be prepaid in whole or in part in an amount equal to the entire amount remaining on deposit in the Pre-Funding Account on such Distribution Date.

  The Trust will be obligated to pay a limited recourse mandatory prepayment premium (the "NOTEHOLDERS' PREPAYMENT PREMIUM") to the Noteholders if the remaining Pre-Funded Amount exceeds $100,000. The Noteholders' Prepayment Premium, if any, with respect to the Class A-1 Notes will equal the excess, if any, discounted as described below, of (i) the amount of interest that would have accrued on the principal amount of Class A-1 Notes being prepaid at 5.722% during the period commencing on and including the Distribution Date on which the prepayment is required to be made to but excluding March 15, 1998, over (ii) the amount of interest that would have accrued on such prepaid amount over the same period at a per annum rate of interest equal to the bond equivalent yield to maturity on the Determination Date preceding such Distribution Date on the United States Treasury Bill due March 14, 1998. Such excess will be discounted on a monthly basis to present value to such Distribution Date at the applicable yield described in clause (ii) above. The Noteholders' Prepayment Premium, if any, with respect to the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes and the Class B Notes, respectively, will be calculated in the same manner, but substituting in the foregoing calculation (w) the principal amount of the Class A-2 Notes, Class A-3 Notes, Class A-4 Notes or Class B Notes, as the case may be, being prepaid, (x)
5.956% (for the Class A-2 Notes), 6.200% (for the Class A-3 Notes), 6.300%
(for the Class A-4 Notes) or 6.300% (for the Class B Notes) for the rate described in clause (i) above, (y) November 15, 1998 (for the Class A-2
Notes), September 15, 1999 (for the Class A-3 Notes), December 15, 2000 (for the Class A-4 Notes) or August 15, 1999 (for the Class B Notes) for the date described in clause (i) above and (z) the 5.875% United States Treasury Note due October 31, 1998 (for the Class A-2 Notes), the 5.875% United States Treasury Note due August 31, 1999 (for the Class A-3 Notes), the 5.625% United States Treasury Note due November 30, 2000 (for the Class A-4 Notes) or the 5.875% United States Treasury Note due August 31, 1999 (for the Class B Notes) for the security described in clause (ii) above. The Trust's obligation to pay the Noteholders' Prepayment Premium will be limited to the Noteholders' Pre-Funded Percentage of funds that are received from the Seller under the Pooling and Servicing Agreement as liquidated damages for the failure to deliver Subsequent Receivables (and the Seller's obligation to pay such liquidated damages thereunder is limited to funds it receives from NFC as liquidated damages for NFC's failure to deliver Subsequent Receivables to the Seller). No other assets of the Trust will be available for the purpose of making such payment. If the Noteholders' Prepayment Premium with respect to each class of Notes exceeds the amount available, the Noteholders of each class will receive their ratable share (based upon the amount of Noteholders' Prepayment Premium with respect to each class of Notes) of the amount available to be distributed in respect of Noteholders' Prepayment Premium.

  "PRE-FUNDED PERCENTAGE" means, for any class of Notes, the quotient (expressed as a percentage) of (i) the initial principal balance of such class of Notes as of the Closing Date and (ii) the sum of the initial principal balances of all classes of Notes as of the Closing Date.

PARITY AND PRIORITY OF NOTES

  Distribution of principal and interest payments on the Notes will be made in accordance with the priorities described in "--Payments of Interest" and "Payments of Principal" above.

VOTING RIGHTS

  To the extent the Prospectus specifies certain circumstances under which the consent, approval, direction, or request of a specified percentage in principal amount of the outstanding Notes must be obtained, given or made, or under which such a specified percentage are permitted to take an action or give a notice, then such consent, approval, direction, request, action or notice shall be valid only if the holders of such specified percentage in principal amount of (a) all the outstanding Class A Notes and Class B Notes voting together as a single class and (b) the outstanding Class A notes voting as a single class have voted to give such consent, approval, direction, request or notice, or take such action.

                     THE TRANSFER AND SERVICING AGREEMENTS

  The following summary describes certain terms of the Transfer and Servicing Agreements. Forms of the Transfer and Servicing Agreements have been filed as exhibits to the Registration Statement of which this Prospectus Supplement and the Prospectus form a part. A copy of the Transfer and Servicing Agreements will be available from the Seller upon request to Noteholders. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Transfer and Servicing

Agreements and the Prospectus. Where particular provisions or terms used in the Transfer and Servicing Agreements are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

  On each Distribution Date, the Servicer will be entitled to receive the Total Servicing Fee, which consists of the Basic Servicing Fee for the related Monthly Period and any unpaid Basic Servicing Fees from prior Distribution Dates. In addition, the Servicer will receive any Supplemental Servicing Fees. The Basic Servicing Fee Rate will be 1% per annum.

DISTRIBUTIONS

  Unless the Servicer satisfies the conditions for monthly remittances described in "The Transfer and Servicing Agreements--Collections" in the Prospectus, it will transfer all collections on the Receivables (including all Prepayments) to the Collection Account within two Business Days of receipt thereof. The Indenture Trustee will make distributions to the Note Distribution Account out of the amounts on deposit in the Collection Account. The amount to be distributed to the Note Distribution Account will be determined in the manner described below.

  Determination of Available Amounts. The "TOTAL AVAILABLE AMOUNT" for a Distribution Date will be the sum of the Available Amount, the amount to be deposited into the Collection Account from the Pre-Funding Account and the Negative Carry Account on the day preceding such Distribution Date and all cash or other immediately available funds on deposit in the Reserve Account immediately prior to such Distribution Date. See "The Transfer and Servicing Agreements--Distributions; Determination of Available Amount" in the Prospectus.

  Monthly Withdrawals and Deposits. On or before the day that is two Business Days prior to each Distribution Date, the Servicer will calculate, with respect to the preceding Monthly Period and the related Distribution Date, the Total Available Amount, Collected Interest, Collected Principal, the Total Servicing Fee, the Aggregate Class A Noteholders' Interest Distributable Amount, the Class B Noteholders' Interest Distributable Amount, the Noteholders' Principal Distributable Amount and certain other items. Based on such calculations, the Servicer will deliver to the Indenture Trustee a certificate specifying such amounts and instructing the Indenture Trustee to make withdrawals, deposits and payments of the following amounts on the day preceding such Distribution Date:

    (i) the amount to be withdrawn from the Pre-Funding Account and the Negative Carry Account and deposited in the Collection Account;

    (ii) the amount, if any, to be withdrawn from the Reserve Account and deposited in the Collection Account;

    (iii) the amounts to be withdrawn from the Collection Account and paid to the Servicer in respect of reimbursement of Outstanding Monthly Advances and payments in respect of Liquidation Expenses with respect to Receivables which became Liquidating Receivables during the related Monthly Period (and any unpaid Liquidation Expenses from prior periods);

    (iv) the amount to be withdrawn from the Collection Account and paid to the Servicer in respect of the Total Servicing Fee for such Distribution Date;

    (v) the amounts to be withdrawn from the Collection Account in respect of the Aggregate Class A Noteholders' Interest Distributable Amount, the Class B Noteholders' Interest Distributable Amount and the Noteholders' Principal Distributable Amount and deposited in the Note Distribution Account for payment to Noteholders on such Distribution Date;

    (vi) the amount, if any, to be withdrawn from the Collection Account and deposited in the Reserve Account; and

    (vii) the amount, if any, to be withdrawn from the Reserve Account and paid to the Certificateholders.

  The amount, if any, to be withdrawn from the Reserve Account and deposited to the Collection Account on the day preceding any Distribution Date as specified in clause (ii) above will be the lesser of (i) the amount of cash or other immediately available funds therein on the day preceding such Distribution Date and (ii) the amount, if any, by which (a) the sum of the Total Servicing Fee, the Aggregate Class A Noteholders' Interest Distributable Amount, the Class B Noteholders' Interest Distributable Amount and the Aggregate Noteholders' Principal Distributable Amount exceeds (b) the sum of the amount described in clause (i) above and the Available Amount for such Distribution Date. The amount, if any, to be withdrawn from the Reserve Account and paid to the Certificateholders as specified in clause (vii) above will equal the amount, if any, by which the amount on deposit in the Reserve Account after all other deposits and withdrawals on the day preceding such Distribution Date exceeds the Specified Reserve Account Balance for such Distribution Date.

  Priorities for Withdrawals from Collection Account. Withdrawals of funds from the Collection Account on the day preceding a Distribution Date will be made first for reimbursements of Outstanding Monthly Advances and payments in respect of Liquidation Expenses. Thereafter, withdrawals of funds from the Collection Account will be made for application as described in clauses (iv) and (v) under "Distributions--Monthly Withdrawals and Deposits" above, but only to the extent of the Total Available Amount allocated to such application for such Distribution Date. In calculating the amounts which can be withdrawn from the Collection Account and applied as specified in such clauses (iv) and
(v), the Indenture Trustee, at the direction of the Servicer, will allocate the Total Available Amount in the following order of priority:

  (i) the Total Servicing Fee;

  (ii) the Aggregate Class A Noteholders' Interest Distributable Amount;

  (iii) the Class B Noteholders' Interest Distributable Amount; and

  (iv) the Noteholders' Principal Distributable Amount.

  Notwithstanding the foregoing, at any time that the Class A Notes have not been paid in full and the principal balance of the Notes has been declared due and payable following the occurrence of an Event of Default, until such time as the Class A Notes have been paid in full or such declaration has been rescinded and any continuing Events of Default have been waived pursuant to the Indenture, no amounts will be distributed to the Class B Noteholders. Any such amounts otherwise distributable to the Class B Noteholders will be distributed instead as payments of principal on the Class A Notes.

  "AGGREGATE CLASS A NOTEHOLDERS' INTEREST DISTRIBUTABLE AMOUNT" means, with respect to any Distribution Date, the sum of the Class A Noteholders' Interest Distributable Amounts for all classes of Class A Notes and the Class A Noteholders' Interest Carryover Shortfall as of the preceding Distribution Date.

  "CLASS A NOTEHOLDERS' INTEREST CARRYOVER SHORTFALL" means, as of the close of any Distribution Date, the excess of the Aggregate Class A Noteholders' Interest Distributable Amount for such Distribution Date over the amount that was actually deposited in the Note Distribution Account on the day preceding such current Distribution Date in respect of interest on the Class A Notes.

  "CLASS A NOTEHOLDERS' INTEREST DISTRIBUTABLE AMOUNT" means, with respect to the Class A-1 Notes and the Class A-2 Notes and any Distribution Date, the product of (1) the outstanding principal balance of such class of Class A Notes on the preceding Distribution Date after giving effect to all payments of principal in respect of such class of Class A Notes on such preceding Distribution Date (or, in the case of the first Distribution Date, the outstanding principal balance on the Closing Date) and (2) the product of the Interest Rate for such class of Class A Notes and a fraction, the numerator of which is the actual number of days elapsed from the most recent

Distribution Date on which interest has been paid (or the Closing Date, in the case of the initial period), and the denominator of which is 360, and with respect to the Class A-3 Notes and the Class A-4 Notes and any Distribution Date, the product of (i) the outstanding principal balance of such class of Class A Notes on the preceding Distribution Date after giving effect to all payments of principal in respect of such class of Class A Notes on such preceding Distribution Date (or, in the case of the first Distribution Date, the outstanding principal balance on the Closing Date) and (ii) the product of the Interest Rate for such class and a fraction, the numerator of which is 30, and the denominator of which is 360 (but, in the case of the first Distribution Date, pro-rated for the number of days from the Closing Date to but excluding such Distribution Date).

  "CLASS B NOTEHOLDERS' INTEREST CARRYOVER SHORTFALL" means, as of the close of any Distribution Date, the excess of the Class B Noteholders' Interest Distributable Amount for such Distribution Date over the amount that was actually deposited in the Note Distribution Account on the day preceding such current Distribution Date in respect of interest on the Class B Notes.

  "CLASS B NOTEHOLDERS' INTEREST DISTRIBUTABLE AMOUNT" means, with respect to any Distribution Date, the sum of (i) the Class B Noteholders' Monthly Interest Distributable Amount for such Distribution Date and (ii) the Class B Noteholders' Interest Carryover Shortfall as of the preceding Distribution Date.

  "CLASS B NOTEHOLDERS' MONTHLY INTEREST DISTRIBUTABLE AMOUNT" means, with respect to the Class B Notes and any Distribution Date, the product of (i) the outstanding principal balance of the Class B Notes on the preceding Distribution Date after giving effect to all payments of principal in respect of the Class B Notes on such preceding Distribution Date (or, in the case of the first Distribution Date, the outstanding principal balance on the Closing
Date) and (ii) the product of the Interest Rate for the Class B Notes and a fraction, the numerator of which is 30 and the denominator of which is 360 (but, in the case of the first Distribution Date, pro-rated for the number of days from the Closing Date to but excluding such Distribution Date).

  "NOTEHOLDERS' PRINCIPAL CARRYOVER SHORTFALL" means, on a Distribution Date, the excess, if any, of the Noteholders' Principal Distributable Amount over the amount specified in clause (y) of the first paragraph under "The Notes-- Payment of Principal" on a Distribution Date.

  "NOTEHOLDERS' PRINCIPAL DISTRIBUTABLE AMOUNT" means, for any Distribution Date, the sum of (i) the Principal Distributable Amount, (ii) the Noteholders' Principal Carryover Shortfall and (iii) on the Final Scheduled Distribution Date for a class of Notes, the amount necessary to reduce the outstanding principal balance of such class of Notes to zero.

  "PRINCIPAL DISTRIBUTABLE AMOUNT" means, with respect to any Distribution Date, the sum of the following items: (a) the principal portion of all Scheduled Payments due with respect to the related Monthly Period on Receivables held by the Trust (other than Liquidating Receivables), (b) the principal portion of all Prepayments received during the related Monthly Period (except to the extent included in (a) above) and (c) the Receivable Balance of each Receivable that the Servicer purchased, the Seller repurchased or that became a Liquidating Receivable during the related Monthly Period (except to the extent included in (a) or (b) above).

  On each Distribution Date, all amounts on deposit in the Note Distribution Account will be distributed to the Noteholders.

RESERVE ACCOUNT

  Pursuant to the Pooling and Servicing Agreement, the Seller will establish the Reserve Account with the Indenture Trustee. The Reserve Account will be funded by a deposit by the Seller of $21,447,701.01 of cash on the Closing Date, and by the withdrawal and transfer from the Pre-Funding Account to the Reserve Account on each Subsequent Transfer Date, of cash or Eligible Investments having a value equal to at least 5.25% of the aggregate Starting Receivables Balance of the Receivables being transferred to the Trust on such date (each a "RESERVE ACCOUNT INITIAL DEPOSIT"). If on the day preceding any Distribution Date the amount on deposit in the Reserve Account is less than the Specified Reserve Account Balance, an amount equal to the lesser of such insufficiency and the Available Amount remaining with respect to such Distribution Date after the payment of the Total Servicing Fee and the deposit of the Aggregate Class A Noteholders' Interest Distributable Amount, the Class B Noteholders' Interest Distributable Amount and the Noteholders' Principal Distributable Amount in the Note Distribution Account (see "Distributions--Monthly Withdrawals and Deposits") shall be deposited in the Reserve Account.

  "SPECIFIED RESERVE ACCOUNT BALANCE" with respect to any Distribution Date means the lesser of (i) the aggregate Note Principal Balance for all classes of Notes as of such Distribution Date, and (ii) the greater of:

    (a) 5.25% of the Aggregate Receivables Balance as of the close of business on the last day of the related Monthly Period, except that if on any Distribution Date (i) the product (expressed as a percentage) of (A) twelve and (B) a fraction, the numerator of which is equal to the sum of the Aggregate Losses plus Liquidation Proceeds for each of the Monthly Periods which are the fifth, fourth and third Monthly Periods preceding the Monthly Period related to such Distribution Date, minus the sum of the Liquidation Proceeds for the Monthly Periods which are the first, second and third Monthly Periods preceding the Monthly Period related to such Distribution Date, and the denominator of which is the sum of the Remaining Gross Balances of all outstanding Receivables as of the last day of each of the sixth, fifth and fourth Monthly Periods preceding the Monthly Period related to such Distribution Date, exceeds 1.5% or (ii) the average of the Delinquency Percentages for the preceding three months exceeds 2.0%, then the percentage of the Aggregate Receivables Balance referred to in this clause (a) shall be equal to 10%; and

    (b) 2.0% of the Aggregate Starting Receivables Balance.

  If the amount on deposit in the Reserve Account on any Distribution Date (after giving effect to all deposits or withdrawals therefrom on the day preceding such Distribution Date) is greater than the Specified Reserve Account Balance for such Distribution Date, subject to certain limitations, the Servicer will instruct the Indenture Trustee to distribute the amount of the excess to the Certificateholders. Upon any distribution to the Certificateholders of amounts from the Reserve Account, the Noteholders will not have any rights in, or claims to, such amounts. The initial Certificateholders may at any time, without consent of the Noteholders, sell, transfer, convey or assign in any manner its rights to and interests in distributions from the Reserve Account, including interest earnings thereon, provided that certain conditions are satisfied, including: (i) such action will not result in a reduction or withdrawal of the rating of any class of the Notes, (ii) the Certificateholders provide to the Owner Trustee and the Indenture Trustee an opinion of independent counsel that such action will not cause the Trust to be treated as an association (or publicly traded partnership) taxable as a corporation for Federal income tax purposes, and
(iii) such transferee or assignee agrees to take positions for tax purposes consistent with the tax positions agreed to be taken by the Certificateholders.

PRE-FUNDING ACCOUNT

  The Servicer will establish and maintain a Trust Account (the "PRE-FUNDING ACCOUNT") in the name of the Indenture Trustee for the benefit of the Noteholders. The Pre-Funding Account will be created with an initial deposit of $91,472,361.64 (the "INITIAL PRE-FUNDED AMOUNT"). On each Subsequent Transfer Date during the Funding Period, (i) an amount equal to 5.25% of the aggregate Starting Receivables Balance of the Subsequent Receivables being transferred on such date will be withdrawn from the Pre-Funding Account and deposited in the Reserve Account and (ii) an amount equal to the excess of the aggregate Starting Receivables Balance of such Subsequent Receivables over the amount described in clause (i) above will be withdrawn from the Pre-Funding Account and paid to the Seller. If the balance of funds on deposit in the Pre-Funding Account (the "PRE-FUNDED AMOUNT") as of the end of the Funding Period is greater than zero, the Trust will apply the remaining Pre-Funded Amount to make a mandatory prepayment of the Class A-1 Notes; provided, that if the Pre-Funded Amount as of the end of the Funding Period is greater than $100,000, the Trust will apply the remaining Pre-Funded Amount to make ratable mandatory prepayments of each class of Notes. See "The Notes--Mandatory Prepayment."

NEGATIVE CARRY ACCOUNT

  The Servicer will establish and maintain a Trust Account (the "NEGATIVE CARRY ACCOUNT") in the name of the Indenture Trustee for the benefit of the Noteholders. The Negative Carry Account will be created with an initial deposit of $652,521 (the "NEGATIVE CARRY ACCOUNT INITIAL DEPOSIT"). The Negative Carry Account Initial Deposit will equal the Maximum Negative Carry Amount as of the Closing Date. On subsequent Distribution Dates, the Servicer will instruct the Indenture Trustee to withdraw from the Negative Carry Account and deposit into the Collection Account an amount equal to the Negative Carry Amount for such Distribution Date. If the amount on deposit in the Negative Carry Account on any Distribution Date (after giving effect to the withdrawal of the Negative Carry Amount for such Distribution Date) is greater than the Required Negative Carry Account Balance as of the preceding Determination Date, the excess will be released to the Certificateholders. All amounts remaining on deposit in the Negative Carry Account on the Distribution Date on or immediately following the last day of the Funding Period (after giving effect to all withdrawals therefrom on such Distribution Date) will be released to the Certificateholders.

  "FUNDING PERCENTAGE" means, for any Distribution Date, the percentage derived from the fraction the numerator of which is the Pre-Funded Amount and the denominator of which is the sum of the Aggregate Receivables Balance and the Pre-Funded Amount, in each case, as of the last day of the related Monthly Period.

  "MAXIMUM NEGATIVE CARRY AMOUNT" means as of any Determination Date, an amount equal to the product of (i) the excess, if any, of (a) the weighted average of the Interest Rates on the Notes over (b) 2.5%, multiplied by (ii) the amount on deposit in the Pre-Funding Account on such date multiplied by
(iii) the fraction of a year represented by the number of days until the end of the Funding Period (calculated on the basis of a 360-day year of twelve 30-day months).

  "NEGATIVE CARRY AMOUNT" means, as of any Distribution Date, an amount calculated by the Servicer as the excess, if any, of (i) the product of (a) the sum of the Aggregate Class A Noteholders' Interest Distributable Amount and the Class B Noteholders' Interest Distributable Amount for such Distribution Date multiplied by (b) the Funding Percentage for such Distribution Date, over (ii) the investment earnings on the Pre-Funded Amount during the related Monthly Period.

  "REQUIRED NEGATIVE CARRY ACCOUNT BALANCE" means, as of any Determination Date, an amount equal to the lesser of (a) the Negative Carry Account Initial Deposit minus all previous withdrawals from the Negative Carry Account (other than withdrawals of investment earnings thereon) and (b) the Maximum Negative Carry Amount as of such date.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Tax Counsel, for federal income tax purposes, the Notes will be characterized as debt. Each Noteholder, by acceptance of a Note, agrees to treat the Notes as indebtedness.

  The Trust will be a Tax Partnership. A Tax Partnership is described in the Prospectus as a trust which issues Certificates (including Strip Certificates) and Strip Notes, representing interests in a trust fund which the Seller, the Servicer and the applicable holders will agree to treat as equity interests in partnership. The term Tax Partnership is hereby modified to include a trust which has its equity interests owned solely by the Seller and is treated as a division or branch of the Seller for federal income tax purposes. As such a division or branch, the Trust's assets will be part of the Seller, which is a taxable entity. However, the Indenture Trustee, on behalf of the Noteholders, holds a perfected, first priority security interest in the Receivables. Such priority should protect the Noteholders against claims made against the Trust or the Seller by taxing authorities.

  Under recently issued Treasury regulations, which are effective as of January 1, 1997, an unincorporated entity generally will be classified for U.S. federal income tax purposes as a partnership rather than as an association taxable as a corporation without regard to the traditional "four factor" test previously used to distinguish partnerships and corporations (unless such unincorporated entity elects to be classified as a corporation for such purposes). As a result, the Transfer and Servicing Agreements and the Indenture will not contain certain provisions described in the Prospectus that were previously required in order for the Trust to be so classified as a partnership. Therefore, notwithstanding anything to the contrary set forth in the Prospectus: (i) the Receivables will not be liquidated, and the Trust will not be terminated, upon the occurrence of an Insolvency Event with respect to the Seller and (ii) the Seller will not agree to be liable to certain injured parties as described in "The Transfer and Servicing Agreements--Owner Trust:
Seller Liability" in the Prospectus. For a discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the Notes, see "Certain Federal Income Tax Consequences," particularly the sections entitled "The Notes" and "Certain State Tax Matters" in the Prospectus.

                             ERISA CONSIDERATIONS

  Although there is little guidance on the subject, the Seller believes the Notes should be treated as indebtedness without substantial equity features for purposes of the Plan Assets Regulation. Therefore, the Notes are available for investment by a Benefit Plan, subject to a determination by such Benefit Plan's fiduciary that the Notes are suitable investments for such Benefit Plan under ERISA and the Code. For additional information regarding treatment of the Notes under ERISA, see "ERISA Considerations" in the Prospectus.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Seller has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Seller, the principal amount of Notes set forth opposite its name below:

                                          AGGREGATE PRINCIPAL AMOUNT TO BE PURCHASED
                         -----------------------------------------------------------------------------
                         CLASS A-1 NOTES CLASS A-2 NOTES CLASS A-3 NOTES CLASS A-4 NOTES CLASS B NOTES
                         --------------- --------------- --------------- --------------- -------------
Credit Suisse First
 Boston Corporation.....  $ 17,850,000     $15,670,000    $ 22,000,000    $ 24,920,000    $17,500,000
BancAmerica Robertson
 Stephens...............    17,830,000      15,666,000      22,000,000      24,916,000            --
Chase Securities Inc....    17,830,000      15,666,000      22,000,000      24,916,000            --
First Chicago Capital
 Markets, Inc...........    17,830,000      15,666,000      22,000,000      24,916,000            --
J.P. Morgan Securities
 Inc....................    17,830,000      15,666,000      22,000,000      24,916,000            --
NationsBanc Montgomery
 Securities, Inc........    17,830,000      15,666,000      22,000,000      24,916,000            --
                          ------------     -----------    ------------    ------------    -----------
    Total...............  $107,000,000     $94,000,000    $132,000,000    $149,500,000    $17,500,000
                          ============     ===========    ============    ============    ===========

  The Seller has been advised by the Underwriters that they propose initially to offer the Notes to the public at the prices set forth on the cover page hereof, and to certain dealers at such prices less a selling concession not in excess of the percentage set forth below for each class of Notes. The Underwriters may allow, and such dealers may reallow to certain other dealers, a subsequent concession not in excess of the percentage set forth below for each class of securities. After the initial public offering, the public offering price and such concessions may be changed.

                                                           SELLING
                                                          CONCESSION REALLOWANCE
                                                          ---------- -----------
      Class A-1 Notes....................................   .075%       .050%
      Class A-2 Notes....................................   .120%       .100%
      Class A-3 Notes....................................   .135%       .125%
      Class A-4 Notes....................................   .150%       .125%
      Class B Notes......................................   .300%       .150%

  The Seller has agreed not to offer for sale, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement for, or announce any offering of, any securities collateralized by, or evidencing an ownership interest in, a pool of Retail Notes (other than the Securities) for a period of 30 days from the date of this Prospectus Supplement, without the prior written consent of the Underwriters.

  Credit Suisse First Boston Corporation ("CSFB"), on behalf of the Underwriters, may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Notes in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve syndicate sales in excess of the offering size which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit CSFB to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause prices of the Notes to be higher than they would otherwise be in the absence of such transactions. Neither the Trust nor any of the Underwriters represent that CSFB will engage in any such transactions nor that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with affiliates of the Seller, including the Seller's parent, NFC.

  As discussed under "Use of Proceeds," NFC intends to use a portion of the proceeds of its sale of the Receivables to the Seller to repay amounts owing to a group of lenders, including each Underwriter or an affiliate thereof, under one or more credit agreements. Accordingly, because more than 10% of the net offering proceeds may be paid to an affiliate of a member of the National Association of Securities Dealers, Inc. (the "NASD") which is participating in the distribution of the Notes, the offering of the Notes is being made pursuant to the provisions of Article III, Section 2710(c)(8) of the Conduct Rules of the NASD.

                                LEGAL OPINIONS

  In addition to the legal opinions described in the Prospectus, certain legal matters relating to the Notes will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations).

                                INDEX OF TERMS

  Set forth below is a list of the capitalized terms defined in this Prospectus Supplement and the pages on which the definitions of such terms may be found herein. Certain capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Prospectus.

ABS........................................................................ S-14
ABS Table.................................................................. S-14
Aggregate Class A Noteholders' Interest Distributable Amount............... S-22
Aggregate Starting Receivables Balance..................................... S-19
Certificates............................................................... S- 2
Class A Notes.............................................................. S- 2
Class A Noteholders........................................................ S- 5
Class A Noteholders' Interest Carryover Shortfall.......................... S-22
Class A Noteholders' Interest Distributable Amount......................... S-22
Class A-1 Notes............................................................ S- 3
Class A-2 Notes............................................................ S- 3
Class A-3 Notes............................................................ S- 3
Class A-4 Notes............................................................ S- 3
Class B Notes.............................................................. S- 3
Class B Noteholders........................................................ S- 5
Class B Noteholders' Interest Carryover Shortfall.......................... S-23
Class B Noteholders' Interest Distributable Amount......................... S-23
Class B Noteholders' Monthly Interest Distributable Amount................. S-23
Closing Date............................................................... S- 1
CSFB....................................................................... S-27
Cutoff Date................................................................ S- 3
Distribution Date.......................................................... S- 2
DTC........................................................................ S- 1
Final Scheduled Distribution Date.......................................... S-18
Funding Percentage......................................................... S-25
Funding Period............................................................. S-11
Indenture.................................................................. S-18
Initial Pre-Funded Amount.................................................. S-24
Initial Receivables........................................................ S- 9
Initial Receivables Pool................................................... S-14
Interest Rate.............................................................. S-18
Issuer..................................................................... S- 1
Maximum Negative Carry Amount.............................................. S-25
NFC........................................................................ S- 9
Negative Carry Account..................................................... S-25
Negative Carry Account Initial Deposit..................................... S-25
Negative Carry Amount...................................................... S-25
Noteholders' Prepayment Premium............................................ S-19
Noteholders' Principal Carryover Shortfall................................. S-23
Noteholders' Principal Distributable Amount................................ S-23
Notes...................................................................... S- 2
Owner Trust Agreement...................................................... S- 9
Pre-Funding Account........................................................ S-24
Pre-Funded Amount.......................................................... S-24
Pre-Funded Percentage...................................................... S-19
Principal Distributable Amount............................................. S-23

Principal Payment Amount................................................... S-19
Reserve Account Initial Deposit............................................ S-24
Required Negative Carry Account Balance.................................... S-25
S&P........................................................................ S-12
Securities................................................................. S- 2
Specified Reserve Account Balance.......................................... S-24
Starting Receivables Balance............................................... S-11
Subsequent Receivables..................................................... S-11
Subsequent Receivables Pool................................................ S-14
Subsequent Transfer Date................................................... S-11
Total Available Amount..................................................... S-21
TRIP....................................................................... S- 9
Trust...................................................................... S- 1

-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SELLER OR THE RECEIVABLES SINCE THE DATE THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Summary.................................................................... S- 3
The Trust.................................................................. S- 9
The Receivables Pool....................................................... S- 9
Use of Proceeds............................................................ S-12
The Servicer............................................................... S-13
Weighted Average Life of the Notes......................................... S-14
The Notes.................................................................. S-18
The Transfer and Servicing Agreements...................................... S-20
Certain Federal Income Tax Consequences.................................... S-25
ERISA Considerations....................................................... S-26
Underwriting............................................................... S-26
Legal Opinions............................................................. S-27
Index of Terms............................................................. S-28

                                  PROSPECTUS
Available Information......................................................    3
Reports to Securityholders.................................................    3
Owner Trusts/Grantor Trusts................................................    3
Prospectus Summary.........................................................    4
The Trusts.................................................................   12
The Receivables Pools......................................................   14
Weighted Average Life of the Securities....................................   16
Pool Factors and Trading Information.......................................   16
Use of Proceeds............................................................   17
The Seller.................................................................   17
The Servicer...............................................................   19
The Notes..................................................................   21
Owner Certificates.........................................................   25
Class A Certificates.......................................................   26
Certain Information Regarding the Securities...............................   27
The Transfer and Servicing Agreements......................................   31
Certain Legal Aspects of the Receivables...................................   47
Certain Federal Income Tax Consequences....................................   50
Certain State Tax Matters..................................................   61
ERISA Considerations.......................................................   62
Plan of Distribution.......................................................   65
Legal Opinions.............................................................   65
Index of Terms.............................................................   66

 UNTIL JANUARY 22, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT), ALL DEALERS EFFECTING TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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              $500,000,000 NAVISTAR FINANCIAL 1997-B OWNER TRUST

               $107,000,000 CLASS A-1 5.722% ASSET BACKED NOTES

                $94,000,000 CLASS A-2 5.956% ASSET BACKED NOTES

               $132,000,000 CLASS A-3 6.200% ASSET BACKED NOTES

               $149,500,000 CLASS A-4 6.300% ASSET BACKED NOTES

                 $17,500,000 CLASS B 6.300% ASSET BACKED NOTES

               NAVISTAR FINANCIAL RETAIL RECEIVABLES CORPORATION
                                    SELLER

                        NAVISTAR FINANCIAL CORPORATION
                                   SERVICER

                             PROSPECTUS SUPPLEMENT

                       UNDERWRITERS OF THE CLASS A NOTES
                          CREDIT SUISSE FIRST BOSTON
                        BANCAMERICA ROBERTSON STEPHENS
                             CHASE SECURITIES INC.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                               J.P. MORGAN & CO.
                    NATIONSBANC MONTGOMERY SECURITIES, INC.

                       UNDERWRITER OF THE CLASS B NOTES
                          CREDIT SUISSE FIRST BOSTON

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